Schedule 1
                                                                        Standard
                                                         Schedule of Commissions

                               A.G. Edwards & Sons

                        Custom Select and Russell Select
                                    Flex VUL


This Schedule of Commissions is part of the Selling Agreement or Addendum to Selling Agreement for the Distribution of Registered Contracts (if applicable), and is subject to the terms and conditions of these Agreements. In no event shall the Distributor or Life Company be liable for the payment of any commission with respect to any solicitation made, in whole, or in part, by any person not appropriately licensed and registered prior to the commencement of such solicitation.


            Year One:      90.00% of payments up to target payment

                           4.00% of payments on excess above target


            Renewal:       5.00% of payments (years 2 thru 10)

                           2.00%  of payments (years 11+)


            Trail: .25% paid on an annual basis, 13 months from policy issue and every contract year thereafter.

            Issue Ages:    Single Life     Ages 0 - 85
                           Joint Life      Ages 0 - 90

1. In the event that the Distributor or Life Company refunds any purchase payment for any reason during the year following a purchase payment, the Broker-Dealer and Insurance Agent agree to return to the Distributor or Life Company or, in the absence of such return, the Distributor or Life Company will charge back to the recipient of the commission, one hundred percent (100%) of the commission if the refund takes place within the first six (6) months of receipt of the purchase payment or fifty percent (50%) of the commission if the refund takes place within the second six (6) months after receipt of the purchase payment.


2. In the event that we are not notified of the death of a policyowner prior to a trail commission being paid, we reserve the right to charge back one hundred percent (100%) of the trail commission at any time.


3. Contracts in a pending death claim status are not eligible for trail commissions.


4. In the event a contract is transferred from one Insurance Agent to another, and the contract is surrendered during a charge back period, the commission chargeback is assessed to the Insurance Agent who was paid the commission.

5. Contracts transferred from a Cova Single Premium Whole Life contract to the Cova Flexible Premium Variable Life (after the surrender charge period) will be paid the full first-year commission (plus trail, if applicable).

Policy Form Series:

                    Single Life                  Joint Life and Last Survivor
                    CLP001 (5/99)                CLP002 (5/99)
                    CCP00104 (5/99)              CCP00204 (5/99)